Exhibit 99.1

Presidio Property Trust, Inc.

Reports Results for the Fourth Quarter and Year Ended December 31, 2020

San Diego, California, March 30, 2021 – Presidio Property Trust, Inc. (Nasdaq: SQFT) (“Presidio” or the “Company”), an internally managed, diversified REIT, with holdings in office, industrial, retail, and model home properties, today reported financial results for its fourth quarter and year ended December 31, 2020.

"We are pleased to report our first full-year earnings as a publicly traded company," said Jack Heilbron, President and Chief Executive Officer. "We have a lot to be proud of in 2020, but we are especially pleased with our portfolio of diverse assets in a variety of geographies, as it validated the success of our strategy, even during the COVID-19 crisis. We collected 98% of billed rents in 2020," said Heilbron.

“In spite of many COVID-19 challenges, occupancy at our 15 same store properties increased 2.4% as of December 31, 2020, as compared to the same 15 stores at December 31, 2019,” noted Gary Katz, Senior Vice President of Asset Management. “Leasing activity remained robust throughout the year.  We inked new and renewal leases for over 280,000 square feet, a strong showing for our properties, in particular, and for the commercial real estate markets where they are located.”

2020 Highlights

•	Core FFO for the year was $1,483,382, or approximately $0.16 per fully diluted share;

•	Collections were 98% of the billed rent, including the effects of COVID-19-related tenant arrangements;

•	Occupancy closed the year at 84.1%, a decrease of only 0.4% compared to 84.5% in 2019;

•	Execution of over 283,000 square feet of 15 new and 47 renewal leases; and

•	Paid a dividend of $0.10 per share on Series A Common Stock in the fourth quarter.

Year Ended December 31, 2020 Financial Results

Net loss attributable to the Company’s common stockholders for the year ended December 31, 2020 was approximately $7.7 million, or $0.85 per basic and diluted share, compared to a net loss of $610,000 or $0.07 per basic and diluted share for the year ended December 31, 2019. The increase in net loss attributable to the Company’s common stockholders was a result of a decrease in revenues of $4.3 million in 2020 compared to 2019 due to the sale of properties. Property sales reduced the Company’s leverage, lowering mortgage notes and notes payable by $27 million in 2020 compared to 2019.

Funds from Operations or FFO (non-GAAP) for 2020 was approximately $1,483,000 compared to approximately $2,374,000 for 2019. A reconciliation of FFO to net loss, the most directly comparable GAAP financial measure, is attached to this press release.

2020 Acquisitions and Dispositions

During 2020, the Company:

●	Sold Centennial Tech Center on February 5, 2020 for approximately $15.0 million and the Company recognized a loss of approximately $0.9 million.

●	Sold Union Terrace on March 13, 2020 for approximately $11.3 million and the Company recognized a gain of approximately $0.7 million.

●	Sold one of four Executive Office Park buildings on December 2, 2020 for approximately $2.3 million and the Company recognized a loss of approximately $75,000.

●	Sold 46 model homes for approximately $18.1 million and the Company recognized a gain of approximately $1.6 million.

●

Acquired 28 model homes and leased them back to the homebuilders under triple net leases. The purchase price for the properties was $10.2 million. The properties were acquired utilizing cash payments of $3.1 million and mortgage notes of $7.1 million.

Subsequent Events

Dispositions

We sold the following properties subsequent to December 31, 2020:

•         Waterman Plaza was sold on January 28, 2021 for approximately $3.5 million.

•         Garden Gateway was sold on February 19, 2021 for approximately $11.2 million.

Notes Payable

As of December 31, 2020, the outstanding principal balance on the promissory note to the Polar Multi-Strategy Master Fund was approximately $7.7 million. During the first quarter of 2021, prior to its March 31, 2021 maturity, the Polar note was paid in full, from available cash on hand and proceeds of property sales.

Dividends

On February 23, 2021, our Board of Directors declared a dividend of $0.101 per share on Series A Common Stock, payable on March 16, 2021 to stockholders of record as of March 9, 2021.

Webcast

Presidio is scheduled to hold a webcast and conference call at 1:30 p.m., Pacific Time, on Tuesday, March 30, 2021 to discuss the Company’s financial results. To register, click on the Fourth Quarter 2020 Earnings Call link under the "Presentations" section of the "Investor" area of the Company's website at https://www.presidioPT.com.

About Presidio Property Trust, Inc.

Presidio is an internally managed, diversified REIT. We have interests in approximately 110 model home properties located in four states, with the majority located in Texas and Florida, which are leased back to homebuilders on a triple-net basis. Our commercial real estate portfolio consists of approximately 1 million square feet comprised of 13 properties: nine office properties, one industrial property and three retail properties. Our commercial portfolio is located in Southern California, Colorado, and North Dakota, and we are currently considering property acquisitions in a variety of additional markets across the United States. Our commercial property tenant base is diversified, which helps limit our exposure to any single industry in which our tenants operate. This geographical clustering of our real estate portfolio enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Definitions

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The Company evaluates performance based on Funds From Operations, which we refer to as FFO, as management believes that FFO represents the most accurate measure of activity and is the basis for distributions paid to equity holders. The Company defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, hedge ineffectiveness, acquisition costs of newly acquired properties that are not capitalized and lease acquisition costs that are not capitalized plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges on properties or investments in non-consolidated REITs, and after adjustments to exclude equity in income or losses from, and, to include the proportionate share of FFO from, non-consolidated REITs.

However, because FFO excludes depreciation and amortization and as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration and the amortization of stock-based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Same Store Net Operating Income (“Same Store NOI”) – Same Store NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or significant renovations.

We believe Same Store NOI is an important measure of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositioning during such periods. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.

Safe Harbor Disclosure

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2021, and in the Company’s other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Contacts

Presidio Property Trust, Inc.

 Lowell Hartkorn, Investor Relations

+1-760-471-8536 x 1244

lhartkorn@presidiopt.com

TraDigital IR

Kevin McGrath
+1-646-418-7002
kevin@tradigitalir.com

MJ Clyburn
+1-917-327-6847
clyburn@tradigitalir.com

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019
ASSETS
Real estate assets and lease intangibles:
Land	$18,827,000	$19,844,739
Buildings and improvements	115,409,423	118,446,764
Tenant improvements	11,960,018	10,696,181
Lease intangibles	4,110,139	4,230,706
Real estate assets and lease intangibles held for investment, cost	150,306,580	153,218,390
Accumulated depreciation and amortization	(26,551,789)	(22,482,219)
Real estate assets and lease intangibles held for investment, net	123,754,791	130,736,171
Real estate assets held for sale, net	42,499,176	69,470,449
Real estate assets, net	166,253,967	200,206,620
Cash, cash equivalents and restricted cash	11,540,917	10,391,275
Deferred leasing costs, net	1,927,951	2,053,927
Goodwill	2,423,000	2,423,000
Other assets, net	3,422,781	5,709,586
TOTAL ASSETS	$185,568,616	$220,784,408
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$94,664,266	$99,996,306
Mortgage notes payable related to properties held for sale, net	25,365,430	42,396,686
Mortgage notes payable, total net	120,029,696	142,392,992
Note payable, net	7,500,086	12,238,692
Accounts payable and accrued liabilities	5,126,199	5,673,815
Accrued real estate taxes	2,548,686	2,987,601
Lease liability, net	102,323	560,188
Below-market leases, net	139,045	309,932
Total liabilities	135,446,035	164,163,220
Commitments and contingencies (Note 10)
Equity:
Series A Common Stock, $0.01 par value, shares authorized: 100,000,000; 9,508,363 and 8,881,842 shares were both issued and outstanding at December 31, 2020 and December 31, 2019, respectively	95,038	88,818
Additional paid-in capital	156,463,146	152,129,120
Dividends and accumulated losses	(121,674,505)	(113,037,144)
Total stockholders' equity before noncontrolling interest	34,883,679	39,180,794
Noncontrolling interest	15,238,902	17,440,394
Total equity	50,122,581	56,621,188
TOTAL LIABILITIES AND EQUITY	$185,568,616	$220,784,408

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31,
	2020	2019
Revenues:
Rental income	$23,444,119	$27,467,410
Fees and other income	907,673	1,173,701
Total revenue	24,351,792	28,641,111
Costs and expenses:
Rental operating costs	8,818,283	10,410,574
General and administrative	5,751,754	5,268,315
Depreciation and amortization	6,274,321	7,364,688
Impairment of real estate assets	1,730,851	—
Total costs and expenses	22,575,209	23,043,577
Other income (expense):
Interest expense-Series B preferred stock	—	(2,226,101)
Interest expense-mortgage notes	(6,097,834)	(7,337,423)
Interest expense - note payable	(2,715,233)	(1,086,122)
Interest and other income (expense), net	(20,636)	141,306
Gain on sales of real estate, net	1,245,460	6,319,272
Gain on extinguishment of government debt	451,785	—
Deferred offering costs	(530,639)	—
Acquisition costs	—	(24,269)
Income tax expense	(370,884)	(611,263)
Total other income (expense), net	(8,037,981)	(4,824,600)
Net (loss) income	(6,261,398)	772,934
Less: Loss attributable to noncontrolling interests	(1,412,507)	(1,383,140)
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(7,673,905)	$(610,206)
Basic and diluted loss per common share	$(0.85)	$(0.07)
Weighted average number of common shares outstanding - basic and diluted	9,023,914	8,862,958

Presidio Property Trust, Inc. and Subsidiaries

Reconciliation of Net Loss to FFO, Core FFO

(Unaudited)

	For the Year Ended December 31,
	2020	2019

Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(7,673,905)	$(610,206)
Adjustments:
Income attributable to noncontrolling interests	1,412,507	1,383,140
Depreciation and amortization	6,274,321	7,364,688
Amortization of above and below market leases, net	(120,204)	(130,529)
Impairment of real estate assets	1,730,851	—
Loss (gain) on sale of real estate assets, net	(1,245,460)	(6,319,272)
FFO	$378,110	$1,687,821
Restricted stock compensation	1,105,272	686,133
Core FFO	$1,483,382	$2,373,954

Presidio Property Trust, Inc. and Subsidiaries

Same Store Net Operating Income - Commercial Properties

(Unaudited)

	For the Year Ended December 31,		Variance
	2020	2019	$	%
Rental revenues	$19,627,351	$19,961,964	$(334,613)	-1.7%
Rental operating costs	8,618,676	8,480,847	137,829	1.6%

Net operating income	$11,008,675	$11,481,117	$(472,442)	-4.1%

Operating Ratios:
Number of same properties	15	15
Same-property occupancy, end of period	83.2%	80.8%		2.4%
Same-properties operating costs as a percentage of total revenues	43.9%	42.4%		1.4%